UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No: 1)*

                              SPECTRIAN CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   847608-10-6
                  ---------------------------------------------
                                 (CUSIP Number)


                                 January 6, 1999
                  ---------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                   [ X ] Rule 13d-1(c)
                                                            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G\A
-------------------------                                 ----------------------
CUSIP NO.   847608-10-6                                   PAGE  2  OF  10  PAGES
          ---------------                                      ---    ----

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON*

                  JOEL M. GREENBLATT
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      25,254
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           159,524
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             25,254
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      159,524
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  184,778
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.77%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

                                 SCHEDULE 13G\A
-------------------------                                 ----------------------
CUSIP NO.   847608-10-6                                   PAGE  3  OF  10  PAGES
          ---------------                                      ---    ----

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL V, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           91,281
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      91,281
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  91,281
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.87%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00-LIMITED LIABILITY COMPANY
================================================================================

                                 SCHEDULE 13G\A
-------------------------                                 ----------------------
CUSIP NO.   847608-10-6                                   PAGE  4  OF  10  PAGES
          ---------------                                      ---    ----

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL VI, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           19,026
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      19,026
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,026
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.18%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00-LIMITED LIABILITY COMPANY
================================================================================

                                 SCHEDULE 13G\A
-------------------------                                 ----------------------
CUSIP NO.   847608-10-6                                   PAGE  5  OF  10  PAGES
          ---------------                                      ---    ----

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL III, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

                                 SCHEDULE 13G\A
-------------------------                                 ----------------------
CUSIP NO.   847608-10-6                                   PAGE  6  OF  10  PAGES
          ---------------                                      ---    ----

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL VII, LLC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           49,217
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      49,217
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  49,217
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.47%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00-LIMITED LIABILITY COMPANY
================================================================================

                                                          PAGE  7  OF  10  PAGES
                                                               ---    ----

ITEM 1.

      (a) Name of Issuer:      Spectrian Corporation
                         -------------------------------------------------------
      (b) Address of Issuer's Principal Executive Offices: 350 W. Java Drive
                                                          ----------------------
          Sunnyvale, California 94089
          ----------------------------------------------------------------------

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:

          (i)   Joel M. Greenblatt
                100 Jericho Quadrangle
                Suite 212
                Jericho, New York 11753
                (United States Citizen)

          (ii)  Gotham Capital V, LLC
                100 Jericho Quadrangle
                Suite 212
                Jericho, New York 11753
                (Deleware Limited Liability Company)

          (iii) Gotham Capital VI, LLC
                100 Jericho Quadrangle
                Suite 212
                Jericho, New York 11753
                (Deleware Limited Liability Company)

          (iv)  Gotham Capital III, L.P.
                100 Jericho Quadrangle
                Suite 212
                Jericho, New York 11753
                (Deleware Limited Partnership)

           (v)  Gotham Capital VII, L.L.C.
                100 Jericho Quadrangle
                Suite 212
                Jericho, New York 11753
                (Deleware Limited Liability Company)


      (d) Title of Class of Securities:       common stock, $0.001 par value
                                       -----------------------------------------
      (e) CUSIP Number: 847608-10-6
                       ---------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or Dealer registered under Section 15 of the Act
      (b) [ ] Bank as defined in section 3(a)(6) of the Act
      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
      (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act

                                                           PAGE  8  OF  10 PAGES
                                                                ---    ----

      (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
      (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
      (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box [ X ].


ITEM 4.   OWNERSHIP

     Provide the following information as of that date and identify those shares which there is a right to acquire.

     JOEL M. GREENBLATT*

     (a) Amount Beneficially Owned:       184,778
                                   ---------------------------------------------
     (b) Percent of Class:       1.77%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:      25,254
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   159,524
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:   25,254
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 159,524
                                                                       ---------

     GOTHAM CAPITAL V,LLC

     (a) Amount Beneficially Owned:    91,281
                                   ---------------------------------------------
     (b) Percent of Class:     0.87%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   91,281
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 91,281
                                                                       ---------

     GOTHAM CAPITAL VI,LLC

     (a) Amount Beneficially Owned:    19,026
                                   ---------------------------------------------
     (b) Percent of Class:      0.18%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   19,026
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 19,026
                                                                       ---------

                                                           PAGE  9  OF  10 PAGES
                                                                ---    ----
     GOTHAM CAPITAL III,L.P.

     (a) Amount Beneficially Owned:   0
                                   ---------------------------------------------
     (b) Percent of Class:      0%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:     0
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of:  0
                                                                       ---------

     GOTHAM CAPITAL VII,L.L.C

     (a) Amount Beneficially Owned:   49,217
                                   ---------------------------------------------
     (b) Percent of Class:      0.47%
                          ------------------------------------------------------
     (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:       0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:   49,217
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:    0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 49,217
                                                                       ---------


*SHARES REPORTED FOR JOEL M.  GREENBLATT  INCLUDE SHARES  BENEFICIALLY  OWNED BY
 GOTHAM CAPITAL V, LLC, GOTHAM CAPITAL VI, LLC, GOTHAM CAPITAL VII, LLC, AND GOTHAM CAPTIAL III, L.P., WHICH ENTITIES MAY BE DEEMED TO BE CONTROLLED BY MR. GREENBLATT, WHO IS THE MANAGER AND GENERAL PARTNER, RESPECTIVELY, THEREOF.


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

                                                          PAGE  10  OF  10 PAGES
                                                               ----    ----

ITEM 10.  CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 7th day of January, 1999.

                                        Gotham Capital V, LLC


                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------------
                                            Joel M. Greenblatt, Manager


                                        Gotham Capital VI, LLC


                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------------
                                            Joel M. Greenblatt, Manager


                                        Gotham Capital III, L.P.


                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------------
                                            Joel M. Greenblatt, General Partner


                                        Gotham Capital VII, LLC


                                        By: /s/ Joel M. Greenblatt
                                            ------------------------------------
                                            Joel M. Greenblatt, Manager



                                            /s/ Joel M. Greenblatt
                                            ------------------------------------
                                            Joel M. Greenblatt, Individually